Exhibit 10.23
[SONICS LETTERHEAD]
August 23, 2007
Michael Tung
C/O InveStar Semiconductor Development Fund, Inc.
[Address]

Re:	Restructuring of Sonics, Inc. Board of Directors
Dear Michael:
          This is by way of follow-up to our recent telephone conversation regarding the restructuring of Sonics’ Board of Directors necessitated by our proposed initial public offering. I very much appreciate your understanding and support of Sonics’ interests in this regard.
          As we discussed, in light of the IPO, the Board needs to be restructured to be an appropriate public company board of directors. In addition, I personally want to add members to whom I and others in management can look for advice regarding our new (and extensive) legal and business obligations.
          Our goal is to end up with a five-person Board with the following composition:
          (i) the CEO; and
          (ii) four independent directors, so that a majority of the board is not part of either management or the current investor group.
          Toward this end, I want to confirm your agreement to the following:
          1. Prior to the initial filing of a registration statement on Form S-1 with the Securities and Exchange Commission with respect to our IPO, Michael Tung shall resign from the Board effective at the latest to occur of (a) 60 days following the closing of our IPO, or (b) the date on which a majority of Sonics’ Board votes to accept such resignation.
          2. InveStar Semiconductor Development Fund, Inc. (“InveStar”) agrees, pending the reduction in the size of the Sonics’ Board described below, to designate for election pursuant to Section 4(e) of the Voting Agreement, and to vote InveStar’s shares (at any regular or special stockholders’ meeting or by giving written consent) for the election of, the nominee selected by Sonics’ Board (or its Nominating Committee, as applicable).
          3. InveStar further agrees to vote its shares (at any regular or special stockholders’ meeting or by giving written consent) to reduce the size of the Sonics Board and the number of directors to be elected by the holders of Sonics’ Series C Preferred Stock as set forth in the Certificate of Incorporation and/or Bylaws, as determined by the Sonics Board to be appropriate in light of the IPO.
          4. Nothing herein shall limit InveStar’s Board Observation Rights which shall remain in place.
          As we discussed, the driving force behind these changes is the impending IPO.

          Please countersign a copy of this letter and return it to me to confirm your agreement to the points. We will then have our counsel prepare the formal amendment to the Voting Agreement and related documents.
          Once again, I want to personally thank you for your support on this issue.

Very truly yours,
/s/ Grant A. Pierce

Grant A. Pierce
President & CEO

Agreed to:

By:	InveStar Semiconductor Development Fund, Inc.

By:	/s/ Michael Tung
Michael Tung
Its: Partner & CFO

Address: [address]
Facsimile: [  ]